EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Warwick Valley Telephone Company for the registration of 600,000 shares of its common stock of our reports dated March 15, 2012, with respect to the consolidated financial statements of Warwick Valley Telephone Company as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011, the effectiveness of internal controls over financial reporting as of December 31, 2011, and the financial statement schedule included in its Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, PC

Princeton, New Jersey

April 19, 2012